Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:

John Baldissera

BPC Financial Marketing

800-368-1217

FOR FURTHER INFORMATION CONTACT:

Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:

March 13, 2014

LAKES ENTERTAINMENT ANNOUNCES

RESULTS FOR FOURTH QUARTER AND FULL YEAR 2013

MINNEAPOLIS – March 13, 2014 – Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three and twelve months ended December 29, 2013.

Fourth Quarter Results

Net loss for the fourth quarter of 2013 was $0.9 million, compared to net earnings of $2.0 million for the fourth quarter of 2012. Loss from operations was $2.2 million for the fourth quarter of 2013 compared to a loss from operations of $1.9 million for the fourth quarter of 2012. Basic and diluted loss per share was $0.03 for the fourth quarter of 2013 compared to basic and diluted earnings per share of $0.07 for the fourth quarter of 2012.

Lakes Entertainment reported fourth quarter 2013 net revenues of $11.4 million, compared to prior-year fourth quarter net revenues of $2.8 million. Fourth quarter 2013 net revenues were related to the operation of Rocky Gap Casino Resort near Cumberland, Maryland, (“Rocky Gap”). Lakes acquired this property on August 3, 2012 and gaming operations began on May 22, 2013. During the fourth quarter of 2012, net revenues of $1.4 million were related to the operation of Rocky Gap. Also included in prior-year fourth quarter net revenues were $1.4 million in management fees related to the management of the Red Hawk Casino, near Sacramento, California, owned by the Shingle Springs Band of Miwok Indians (the “Tribe”). There were no management fees earned during the fourth quarter of 2013 due to the August 29, 2013 termination of the management agreement for the Red Hawk Casino.

During the fourth quarter of 2013, property operating expenses for Rocky Gap were $7.3 million, and primarily related to gaming operations, rooms, food and beverage and golf. During the fourth quarter of 2012, property operating expenses for Rocky Gap were $0.8 million, and primarily related to rooms, food and beverage and golf. The increase in property operating expenses resulted primarily from the inclusion of gaming-related expenses in the current year quarter. Gaming commenced in May 2013, therefore, there were no such expenses in the prior year fourth quarter.

For the fourth quarter of 2013, selling, general and administrative expenses were $5.6 million compared to $3.1 million for the fourth quarter of 2012. Included in these amounts were Lakes corporate selling, general and administrative expenses of $1.6 million and $1.9 million during the fourth quarters of 2013 and 2012, respectively. The decrease in Lakes corporate selling, general and administrative expenses was due primarily to decreases in professional fees and payroll and related expenses. Rocky Gap selling, general and administrative expenses were $4.0 million and $1.2 million during the fourth quarters of 2013 and 2012, respectively. The increase in Rocky Gap selling, general and administrative expenses was due primarily to increases in marketing and advertising expenses, and payroll and related expenses related to the addition of gaming during May 2013.

Depreciation and amortization was $0.8 million for the three months ended December 29, 2013 compared to $0.3 million for the three months ended December 30, 2012. The increase related to depreciation on Rocky Gap fixed assets.

During the fourth quarter of 2013, Lakes recognized a $1.7 million gain on modification of debt due to a reduction in the interest rate on its outstanding financing facility that was used to fund a portion of the Rocky Gap project.

The Company has existing net operating loss carry forwards of approximately $72 million that are available to offset future taxable income.

Twelve Month Results

Net earnings for the twelve months ended December 29, 2013 were $18.7 million, compared to net earnings of $3.2 million for the twelve months ended December 30, 2012. Earnings from operations were $13.4 million for the twelve months ended December 29, 2013 compared to a loss of $7.1 million for the twelve months ended December 30, 2012. Basic and diluted earnings per share were $0.70 for the twelve months ended December 29, 2013 compared to basic and diluted earnings of $0.12 per share for the twelve months ended December 30, 2012.

Lakes Entertainment reported net revenues of $38.8 million for 2013, compared to net revenues of $11.0 million for the prior year. Included in these amounts were net revenues of $30.9 million and $3.2 million for 2013 and 2012, respectively, related to the operation of Rocky Gap. Also included in net revenues were management fees of $7.8 million and $7.7 million earned during 2013 and 2012, respectively, related to the Red Hawk Casino.

During 2013, property operating expenses for Rocky Gap were $19.5 million, and primarily related to gaming operations, rooms, food and beverage and golf. During 2012, property operating expenses for Rocky Gap were $1.7 million, and primarily related to rooms, food and beverage and golf. The increase in property operating expenses resulted primarily from the inclusion of gaming-related expenses in the current year. Gaming commenced in May 2013, therefore, there were no such expenses in the prior year. In addition, because Rocky Gap was acquired on August 3, 2012, the prior year included operating expenses beginning on the date of acquisition.

For 2013, selling, general and administrative expenses were $19.3 million compared to $10.2 million for 2012. Included in these amounts were Lakes corporate selling, general and administrative expenses of $6.8 million and $7.8 million, for 2013 and 2012, respectively. The decrease in Lakes corporate selling, general and administrative expenses was due primarily to a decrease in payroll and related expenses and travel expenses. Rocky Gap selling, general and administrative expenses were $12.5 million and $2.4 million during 2013 and 2012, respectively. The increase in Rocky Gap selling, general and administrative expenses was due primarily to increases in marketing and advertising expenses, and payroll and related expenses related to the addition of gaming during May 2013.

As previously announced, on July 17, 2013, Lakes entered into a debt termination agreement (the “Debt Termination Agreement”) with the Tribe relating to amounts Lakes had previously advanced to the Tribe under the development and management agreement for the Red Hawk Casino between Lakes and the Tribe (the “Shingle Springs Notes”). The Debt Termination Agreement required certain conditions to be met, including a lump sum payment by the Shingle Springs Tribe to Lakes of $57.1 million (the “Debt Payment”). The Debt Payment was made on August 29, 2013 (the “Payment Date”) and constituted full and final payment of all debt owed to Lakes as of that date. As a result of the receipt of the Debt Payment, during the third quarter of 2013, Lakes recognized approximately $17.4 million in recovery of impairment charges because the Shingle Springs Notes were valued at $39.7 million as of the Payment Date. The management agreement under which Lakes was managing the Red Hawk Casino also terminated on the Payment Date.

During 2013, Lakes also recognized a gain of $3.8 million on extinguishment of liabilities associated with contract acquisition costs related to the project with the Tribe that were no longer owed upon the termination of the management agreement between Lakes and the Tribe.

Lakes recognized impairments and other losses of $3.4 million during 2013 compared to $4.5 million during 2012. Included in the current year impairments were $2.4 million related to the intangible assets associated with the development and management agreement with the Tribe, which were considered fully impaired upon the termination of the management agreement on August 29, 2013 and were written down to zero. In addition, receivables of approximately $1.0 million, that are directly related to the development and opening of Lakes’ Indian casino projects, were determined to be uncollectible and were impaired during 2013. The prior period impairments and other losses included $1.8 million due to the termination of Lakes’ agreement with the Jamul Indian Village for a project near San Diego, California and $1.3 million related to the write-down of land held for sale near Vicksburg, Mississippi to its agreed upon sale price, as well as $1.2 million related to costs associated with development plans for Rocky Gap which were subsequently revised.

During 2013, Lakes recognized preopening expenses of $1.2 million related to the Rocky Gap project. There were no preopening expenses during the prior year period.

Depreciation and amortization was $2.3 million for 2013 compared to $0.7 million for 2012. The increase related to depreciation on Rocky Gap fixed assets.

During 2013, Lakes recognized a $1.7 million gain on modification of debt due to a reduction in the interest rate on its outstanding financing facility that was used to fund a portion of the Rocky Gap project.

During 2012 Lakes recognized other income of $2.2 million related to a favorable legal settlement.

There was no income tax provision for 2013 because the Company released valuation allowance against deferred tax assets available to offset current income. The $2.5 million income tax benefit for the prior year was primarily due to the Company’s ability to carry back its estimated 2012 taxable loss to a prior year and receive a refund of taxes previously paid.

Tim Cope, President and Chief Financial Officer of Lakes stated, "We are pleased that during the fourth quarter, we were able to open the new event center space at our Rocky Gap Casino Resort near Cumberland, Maryland. Now that the event space is open, we look forward to expanding our business with this new amenity. Although inclement weather has impacted our operations to an extent this winter, we are encouraged by this property’s results since the gaming space opened in May of 2013. We plan to invest additional capital in this property during 2014, including the addition of 150 new parking spaces and refurbishing or expanding various existing spaces at the property including the expansion of the fitness center and the addition of new retail space. The gaming facility currently features 558 video lottery terminals, 10 table games, three poker tables, a casino bar and a new lobby food and beverage outlet. The AAA Four Diamond Award® winning property also includes a hotel, event center, restaurants, spa, and the only Jack Nicklaus signature golf course in Maryland.”

Further commenting, Lyle Berman, Chief Executive Officer of Lakes stated, “We continue to maintain a 10% ownership interest in Rock Ohio Ventures, LLC’s 80% ownership in the open and operating Horseshoe Casino Cleveland, the Horseshoe Casino Cincinnati, the Thistledown Racino in North Randall, Ohio and Turfway Park, a racetrack located in Florence, Kentucky. We also effectively own 5% of the company that now owns the Dania Jai Alai fronton in Dania Beach, Florida. That company has a Florida gaming license and recently opened its Dania Casino with 550 slot machines and 12 poker tables in the first phase of its master plan to expand the existing property into a full scale casino operation.” Mr. Berman continued, “With the receipt of the $57.1 million cash payment, from the Shingle Springs Tribe during 2013, we now have in excess of $80 million in available funds on our balance sheet which allows us flexibility as we consider new ventures in order to increase shareholder value.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Casino Resort near Cumberland, Maryland. Lakes also has an investment in Rock Ohio Ventures, LLC’s casino and racino developments in Ohio, as well as Turfway Park in Florence, Kentucky; and an investment in Dania Entertainment Center, LLC’s Dania Casino & Jai Alai in Dania Beach, Florida.

 The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; Lakes operates in a highly competitive industry; possible changes in regulations; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; reliance on Lakes' management; and litigation costs. For more information, review the company's filings with the Securities and Exchange Commission.

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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	December 29, 2013	December 30, 2012
Assets
Current assets:
Cash and cash equivalents	$37,897	$32,480
Short-term investments	49,099	-
Income taxes receivable	2,155	2,161
Other	1,774	1,255
Total current assets	90,925	35,896
Property and equipment, net	31,659	13,279
Long-term assets related to Indian casino projects:
Notes and interest receivable, net of current portion and allowance	-	38,247
Intangible assets	-	3,127
Management fees receivable and other	-	4,786
Total long-term assets related to Indian casino projects	-	46,160
Other assets:
Investment in unconsolidated investee	20,997	20,161
License fee	2,015	2,100
Land held for development	1,130	1,130
Other	535	996
Total other assets	24,677	24,387
Total assets	$147,261	$119,722

Liabilities and shareholders' equity
Current liabilities:
Current portion of contract acquisition costs payable, net	$-	$1,265
Current portion of long-term debt	1,251	-
Other	3,610	2,978
Total current liabilities	4,861	4,243
Long-term debt, net	10,321	-
Long-term contract acquisition costs payable, net	-	3,302
Total long-term liabilities	10,321	3,302
Total liabilities	15,182	7,545
Total shareholders' equity	132,079	112,177
Total liabilities and shareholders' equity	$147,261	$119,722

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Twelve months ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Revenues:
Management fees	$-	$1,395	$7,762	$7,726
Gaming	9,040	-	22,673	-
Room	1,368	620	4,096	1,383
Food and beverage	1,209	663	3,775	1,281
Other operating	372	140	1,526	498
License fees and other	28	13	94	64
Gross revenues	12,017	2,831	39,926	10,952
Less promotional allowances	572	-	1,136	-
Net revenues	11,445	2,831	38,790	10,952

Costs and expenses:
Gaming	5,415	-	13,470	-
Room	283	150	863	296
Food and beverage	1,303	484	3,758	955
Other operating	304	199	1,420	415
Selling, general and administrative	5,550	3,137	19,332	10,191
Recovery of impairment on notes receivable	-	-	(17,382)	-
Gain on extinguishment of liabilities	-	-	(3,752)	-
Impairments and other losses	-	139	3,356	4,453
Preopening expenses	21	-	1,184	-
Amortization of intangible assets related to Indian casino projects	-	264	716	1,056
Loss on disposal of property and equipment	-		143
Depreciation and amortization	797	340	2,273	675
Total costs and expenses	13,673	4,713	25,381	18,041

Earnings (loss) from operations	(2,228)	(1,882)	13,409	(7,089)

Other income (expense):
Interest income	33	1,667	4,803	6,442
Interest expense	(322)	(218)	(1,244)	(940)
Gain on modification of debt	1,658	-	1,658	-
Legal settlement	-	2,160	-	2,160
Other	-	10	25	123
Total other income, net	1,369	3,619	5,242	7,785

Earnings (loss) before income taxes	(859)	1,737	18,651	696
Income tax benefit	-	(235)	-	(2,464)
Net earnings (loss) including noncontrolling interest	(859)	1,972	18,651	3,160
Net loss attributable to noncontrolling interest	-	-	-	61

Net earnings (loss) attributable to Lakes Entertainment, Inc.	$(859)	$1,972	$18,651	$3,221

Other comprehensive earnings	9	-	-	-

Comprehensive earnings (loss)	$(850)	$1,972	$18,651	$3,221

Weighted-average common shares outstanding
Basic	26,585	26,441	26,483	26,438
Diluted	26,919	26,480	26,689	26,439
Earnings (loss) per share
Basic	$(0.03)	$0.07	$0.70	$0.12
Diluted	$(0.03)	$0.07	$0.70	$0.12